EXHIBIT 2.2

                 ADDENDUM TO ASSET PURCHASE AGREEMENT


This Addendum is made this 30th day of May, 2001, between AMCON DISTRIBUTING COMPANY, a Delaware corporation ("Buyer"), MERCHANTS WHOLESALE INC., an Illinois corporation ("Seller"), and ROBERT J. LANSING and MARCIA S. LANSING, the sole shareholders of Seller (the "Shareholders"). On February 8, 2001, Buyer, Seller and the Shareholders entered into an Asset Purchase Agreement. The Asset Purchase Agreement is hereby amended, effective May 1, 2001, as follows:

    1. The last sentence of Section 1.01 of the Asset Purchase Agreement is amended to state as follows: Notwithstanding the foregoing, the Seller is not selling, and the Buyer is not buying cash and marketable securities of the Seller as of the Closing Date, contracts or agreements set forth in Schedule 1.01, personal property located at 3840 West River Drive, Davenport, Iowa (provided such property is not included in the Quincy fixed asset ledger as of the Closing Date) or shares of stock or other interests in any subsidiary of the Seller (the "Excluded Assets").

   2. Section 1.03 of the Asset Purchase Agreement is amended and restated in its entirety to read as follows:

       Section 1.03.  PURCHASE PRICE.  The purchase price (the
"Purchase Price") for the Assets will be payable by Buyer to Seller as follows:

               (a) An amount in cash, payable at the Closing, equal to
            $1,000,000:

                 (i) plus the aggregate manufacturers' wholesale list
               price (less applicable cash discounts) for all good, saleable and turning Inventory held by Seller as of the Valuation Date;

                 (ii) plus the book value, determined as of the
               Valuation Date, of all current Accounts Receivable;

                 (iii) plus an amount equal to the principal amount of
               the GE Capital loan being assumed by Buyer pursuant to
               Section 1.02;

                 (iv) plus the depreciated book value of the Fixed
               Assets as of the end of the last monthly accounting period ending prior to the Valuation Date, less any capitalized labor costs and less any debt or capital lease obligations, other than GE Capital obligations, assumed by Buyer relating thereto;

                 (v) plus the book value of certain assets classified
               as prepaid expenses on the books of Seller as of the Closing Date (which, as of March 23, 2001, approximated $108,465);

                 (vi) less the total amount of any of Seller's
               liabilities assumed by Buyer pursuant to Section 1.02, including the GE Capital loan.

               (b) An additional $3,550,000 payable in cash in
            installments of $900,000 on each of the first three anniversaries of the Closing Date with a final installment of $850,000 on the fourth anniversary of the Closing Date; provided, that the payment of each such installment on the due date thereof shall be subordinated to Buyer's obligations under its various credit facilities with its primary lending institution; and, provided further, that Buyer's obligation to make payments pursuant to this
            Section 1.03(b) shall be reduced by (i) any payments made by Buyer after the Closing Date to fulfill its guarantees to vendors that deliver inventory to Seller prior to the Closing Date but are not paid by Seller within normal terms after the Closing Date that are not assumed by Buyer pursuant to Section 1.02,(ii) any reimbursement amounts owed by Seller or the Shareholders to Buyer for uncollected Accounts Receivable pursuant to Section 1.06 hereof, (iii) any indemnification amounts owed by Seller or the Shareholders to Buyer pursuant to Section 6.02 hereof, and (iv) any indemnification amounts owed by the Shareholders to Buyer pursuant to Section 9(b) or
            Section 12 of the Real Estate Purchase Agreement, as amended, by and among Buyer and the Shareholders.

    3. Section 1.04 of the Asset Purchase Agreement is hereby deleted in its entirety.

    4. Section 1.05 of the Asset Purchase Agreement is hereby deleted in its entirety.

    5. Section 1.08(a) of the Asset Purchase Agreement is hereby amended as follows:

         Section 1.08.  THE CLOSING.

               (a) Time and Place.  Subject to the terms and
            conditions of this Agreement, the closing under this Agreement (the "Closing") will take place on or before June 1, 2001 (the "Closing Date"), at the offices of the Seller at 2517 Ellington Road, Quincy, Illinois, at 9:00 a.m., or at such other time, date or place as Buyer and Seller may agree. For purposes of this Agreement, the Closing Date is referred to herein as the "Valuation Date."

    6. A new paragraph (h) is hereby added to Section 4.02 of the Asset Purchase Agreement which reads as follows:

       (h) Release of Mortgages and Security Interests. Immediately upon satisfaction of the deferred payments to Seller pursuant to
Section 1.03(b) of the Agreement, Seller shall execute and deliver any termination statements, releases of mortgage, affidavits or other documents required to remove any mortgage or security interest the Seller may have in Buyer's property.

    7. A new paragraph (i) is hereby added to Section 4.02 of the Asset Purchase Agreement which reads as follows:

       (i)Access to Information. From and after the Closing Date, Buyer shall grant Seller access to any historical information in its possession relating to the operations of Seller.

    8. For purposes of the Asset Purchase Agreement, Buyer hereby waives the requirement for a binding commitment from its lender with respect to the financing of the Purchase Price as required by Section 5.01(j) of the Asset Purchase Agreement.

    9. Buyer agrees that such items of inventory that are excluded from Inventory purchased by Buyer pursuant to Section 1.01(a) shall be allowed to remain in the Quincy warehouse through July 31, 2001 without any storage or handling fees. Seller agrees to allow Buyer to use the Seller's Davenport, Iowa facility as a cross-dock through July 31, 2001.

    10. Except as set forth in this Addendum, the terms and conditions set forth in the Asset Purchase Agreement shall remain in full force and effect.


                     [Signatures on following page]


IN WITNESS WHEREOF, the parties hereto have executed this Addendum and caused the same to be duly delivered on their behalf on the day and year first written above.


                                     AMCON DISTRIBUTING COMPANY

                                     By: Kathleen M. Evans
                                       ------------------------
                                         Kathleen M. Evans, President


                                     MERCHANTS WHOLESALE INC.


                                     By: Robert J. Lansing
                                       ------------------------
                                         Robert J. Lansing, President


                                     SHAREHOLDERS:


                                     By: Robert J. Lansing
                                       --------------------------
                                         Robert J. Lansing


                                     By: Marcia S, Lansing
                                       --------------------------
                                         Marcia S. Lansing